EXHIBIT E

HOLDBACK ESCROW AGREEMENT

This Holdback Escrow Agreement, dated as of March 12, 2008 (this “Agreement”), is entered into by and among First Growth Investors, Inc., a Nevada corporation (the “Company”), the investors set forth on Exhibit A and signatory hereto (collectively, the “Investors”), and Tri-State Title & Escrow, LLC (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Company proposes to make a private offering to the Investors (the “Offering”) of the Company’s common stock, par value $0.001 per share pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company, the Investors and certain other parties signatory thereto (the “Securities Purchase Agreement”), in an aggregate amount of approximately Twenty One Million Dollars ($21,000,000) (capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Securities Purchase Agreement);

WHEREAS, pursuant to the Securities Purchase Agreement and the Closing Escrow Agreement, the Company has agreed that an aggregate of $1,750,000 of the aggregate Investment Amounts paid by Investors to the escrow account established in accordance with the Closing Escrow Agreement (the “Escrowed Funds”), will be deposited at Closing with the Escrow Agent, to continue to be held in escrow, administered and distributed as described in Section 4.14 of the Securities Purchase Agreement and in accordance with Section 3 of this Agreement; and

WHEREAS, as a material inducement for the Investors to enter into the Securities Purchase Agreement and consummate the Closing, the Company and Escrow Agent have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound, the parties hereby agree as follows:

1. Appointment of Escrow Agent. The Company hereby appoints Escrow Agent to act as escrow agent in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment.

2.  Delivery of the Escrowed Funds.

2.1 The Company hereby directs that the Escrowed Funds be delivered simultaneously with the Closing to the Escrow Agent’s account (the “Escrow Account”) as follows:

Bank Name:	[ ]
Bank Address:	[ ]
ABA Number:	[ ]
Beneficiary:	[ ]
Beneficiary A/C:	[ ]
Ultimate beneficiary:	[ ]
Ultimate A/C:	[ ]
Escrowed Funds:	$1,750,000

3. Escrow Agent to Hold and Disburse Escrowed Funds. Promptly following the Closing, the Escrow Agent will provide written notice to the Company (for simultaneous distribution to the Investors) that the Escrow Agent has received the entire amount of Escrowed Funds in the Escrow Account. The Escrow Agent will hold and disburse the Escrowed Funds received by it pursuant to the terms of this Agreement, as follows:

3.1 Board Holdback Escrow. Pursuant to Section 4.14(a) of the Securities Purchase Agreement, the Company has undertaken that no later than 180 days following the Closing Date, the Board of Directors of the Company shall be comprised of a minimum of five members (at least two of whom shall be fluent English speakers who possess experience such that he or she can fulfill its fiduciary obligations and other responsibilities as a director of a United States publicly listed company), a majority of which shall be “independent directors” as such term is defined in NASDAQ Marketplace Rule 4200(a)(15). Accordingly, $750,000 (the “Board Holdback Escrow Amount”) of the Escrowed Funds is to be held in the Escrow Account subject to the satisfaction of the Company’s obligations under this Section 3.1 and Section 4.14(a) of the Securities Purchase Agreement and subject to the provisions of Section 4.14(d) of the Securities Purchase Agreement and Section 3.4 of this Agreement with respect to payment of partial liquidated damages to Investors from such amount. Upon the Company’s satisfaction of the aforesaid obligations in this Section 3.1 and Section 4.14(a) of the Securities Purchase Agreement, the Company and Investors that have invested at least a majority of the total Investment Amount under the Purchase Agreement (a “Majority in Interest of the Investors”) shall execute and deliver written instructions with reference to this Section 3.1 to release the Board Holdback Escrow Amount to the Company (“Instructions to Release Board Holdback”). Within one (1) Business Day following its receipt of Instructions to Release Board Holdback (with wire instructions attached) jointly executed by the Company and a Majority in Interest of the Investors, the Escrow Agent shall distribute the Board Holdback Escrow Amount, less any portion thereof previously required to be distributed to Investors as partial liquidated damages in accordance with Section 4.14(d) of the Securities Purchase Agreement and Section 3.4 of this Agreement, in accordance with such written instructions.

3.2 CFO Holdback Escrow. Pursuant to Section 4.14(b) of the Securities Purchase Agreement, the Company has undertaken that no later than 180 days following the Closing Date, the Company will hire a full-time chief financial officer who has experience as the chief financial officer of a United States public reporting company and who is (i) a certified public accountant, (ii) fluent in English, and (iii) familiar with (x) GAAP and (y) auditing procedures and compliance for United States public companies (such a chief financial officer being referred to as a “Qualified CFO”). The Company shall enter into an employment agreement with the Qualified CFO for a term of no less than two years. Should the Qualified CFO be dismissed at any time prior to the later to occur of the second anniversary of (x) his or her employment agreement or (y) the Closing Date, then the Company shall replace the Qualified CFO with a chief financial officer who fits the criteria set forth herein as soon as practicable. By 9:00 a.m. (New York time) on the second Trading Day following the hiring of such Qualified CFO, the Company will file a Current Report on Form 8-K disclosing the information required by Item 5.02 of Form 8-K. Accordingly, $750,000 (the “CFO Holdback Escrow Amount”) of the Escrowed Funds is to be held in the Escrow Account subject to the satisfaction of the Company’s obligations under this Section 3.2 and Section 4.14(b) of the Securities Purchase Agreement and subject to the provisions of Section 4.14(d) of the Securities Purchase Agreement and Section 3.4 of this Agreement with respect to payment of partial liquidated damages to Investors from such amount. Upon the Company’s satisfaction of the aforesaid obligations in this Section 3.2 and Section 4.14(b) of the Securities Purchase Agreement, the Company and a Majority in Interest of the Investors shall execute and deliver written instructions with reference to this Section 3.2 to release the CFO Holdback Escrow Amount to the Company (“Instructions to Release CFO Holdback”). Within one (1) Business Day following its receipt of Instructions to Release CFO Holdback (with wire instructions attached) jointly executed by the Company and a Majority in Interest of the Investors, the Escrow Agent shall distribute the CFO Holdback Escrow Amount, less any portion thereof previously required to be distributed to Investors as partial liquidated damages in accordance with Section 4.14(d) of the Securities Purchase Agreement and Section 3.4 of this Agreement, in accordance with such written instructions.

3.3 IR Holdback Escrow. Pursuant to Section 4.14(c) of the Securities Purchase Agreement, the Company has undertaken that no later than sixty (60) days following the Closing Date, the Company shall have hired either of CCG Elite, Hayden Communications, or Integrated Corporate Relations as it’s investor relations firm. Accordingly, $250,000 (the “IR Holdback Escrow Amount”) of the Escrowed Funds is to be held in the Escrow Account subject to the satisfaction of the Company’s obligations under this Section 3.3 and Section 4.14(c) of the Securities Purchase Agreement. The IR Holdback Escrow Amount shall remain in the Escrow Account and shall only be released by the Escrow Agent to the Company upon the Escrow Agent’s receipt of written notice from the Company and a Majority in Interest of the Investors that the Company has hired the aforementioned investor relations firms and then only to the extent that the Company provides evidence of investor relations related expenses. From time to time as the Company incurs investor relations related expenses, it shall reflect such amount on written instructions with reference to this Section 3.3 to release a portion of the IR Holdback Escrow Amount to the Company (“Instructions to Release IR Holdback”), which shall specify the dollar amount and payee bank account to which the applicable amount shall be transferred. The Escrow Agent shall, upon receipt of Instructions to Release IR Holdback (on one or more occasions) jointly executed by the Company and a Majority in Interest of the Investors, pay the IR Holdback Escrow Amount in accordance with such written instructions, such payment or payments to be made by wire transfer within one (1) Business Day of receipt of such written instructions. The Company may change such investor relations firm upon the prior written consent of Pinnacle China Fund, L.P. unless the new investor relations firm being hired by the Company is one of CCG Elite, Hayden Communications, or Integrated Corporate Relations, in which such case no consent will be required.

3.4 If for any or no reason whatsoever, the Escrow Agent does not receive written notice from the Company and the Majority in Interest of the Investors directing the release to the Company of (i) the Board Holdback Escrow Amount on or prior to 181 calendar days following the Closing Date (the “Board Compliance Period”) or (ii) CFO Holdback Escrow Amount on or prior to 181 calendar days following the Closing Date (the “CFO Compliance Period”) (each such failure or breach being referred to as a “Holdback Event,” and for purposes of this Section the date such Holdback Event occurs being referred to as “Holdback Event Date”), then in addition to any other rights the Investors may have hereunder, under the Securities Purchase Agreement or under applicable law, on each such Holdback Event Date and on each monthly anniversary of such Holdback Event Date (if the applicable Holdback Event shall not have been cured by such date) until the applicable Holdback Event is cured, the Escrow Agent (on behalf of the Company) will deliver and pay to each Investor by wire transfer an amount in immediately available funds, as partial liquidated damages and not as a penalty, equal to 1% of the aggregate Investment Amount paid by such Investor for Shares pursuant to the Securities Purchase Agreement. The partial liquidated damages payable under this Section 3.4 shall be independent of any other damages payable under this Agreement or any other Transaction Document and shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Holdback Event. In no event will the Company be liable for partial liquidated damages under this Agreement in excess of 1% of the aggregate Investment Amount of the Investors in any 30-day period in respect of any single Holdback Event (it being understood that if the Company suffers an Holdback Event relating to its failure to comply with Section 4.14(a) of the Securities Purchase Agreement and an Holdback Event relating to its failure to comply with Section 4.14(b) of the Securities Purchase Agreement in a 30-day period it will be responsible for 2% of partial liquidated damages under this provision in a 30-day period). It is further understood that partial liquidated damages under this Agreement are limited to the Board Holdback Escrow Amount as to that Holdback Event and the CFO Holdback Escrow Amount as to that Holdback Event; provided that the Investors are entitled to all other remedies available under applicable law. On any Holdback Event Date, the Company will deliver to each Investor a written notice which shall set forth the relevant Holdback Event. Schedule 1 attached hereto shall set forth the name, address, Investment Amount and delivery instructions for any partial liquidated damages contemplated hereby of each Investor.

3.5 In the event that the Escrow Agent does not timely receive the written notice from the Company and the Majority in Interest of the Investors in accordance with the terms hereof prior to the expiration of either of the Board Compliance Period and/or the CFO Compliance Period, as relevant, the Company hereby irrevocably directs the Escrow Agent to automatically, and without any action on the part of the parties hereto, disburse the partial liquidated damages applicable to any such Holdback Event to the Investors as contemplated herein until the earlier of (i) such time as all Escrowed Funds applicable to such Holdback Event have been disbursed to the Investors or (ii) such time as the Escrow Agent receives written notice from the Company and the Majority in Interest of the Investors that the obligations of the Company under this Agreement and the Securities Purchase Agreement applicable to such Holdback Event have been adequately complied with.

4.  Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrowed Funds, the Escrow Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. The Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing the Escrow Agent. If the Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 4 shall be filed in any court of competent jurisdiction in New York, and the portion of the Escrowed Funds in dispute shall be deposited with the court and in such event the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to that portion of the Escrowed Funds.

5.Exculpation and Indemnification of Escrow Agent and Investors.

5.1  The Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent and the Investors shall have no duty to enforce any obligation of any person other than itself to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Escrow Agent and the Investors shall be under no liability to the other parties hereto or anyone else, by reason of any failure, on the part of any other party hereto or any maker, guarantor, endorser or other signatory of a document or any other person, to perform such person’s obligations under any such document. Except for amendments to this Agreement referenced below, and except for written instructions given to the Escrow Agent by the Company and a Majority in Interest of the Investors relating to the Escrowed Funds, the Escrow Agent shall not be obligated to recognize any other agreement.

5.2  Neither the Escrow Agent nor the Investors shall be liable to the Company or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Escrow Agent or the Investors to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any of the terms thereof, unless evidenced by written notice delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

5.3  Neither the Escrow Agent nor the Investors shall be responsible for the sufficiency or accuracy of the form, or of the execution, validity, value or genuineness of, any document or property received, held or delivered to it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent or the Investors be responsible or liable to the Company or to anyone else in any respect on account of the identity, authority or rights, of the person executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Escrow Agent shall have no responsibility with respect to the use or application of the Escrowed Funds pursuant to the provisions hereof.

5.4  The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event, by reason of which an action would or might be taken by the Escrow Agent, does not exist or has not occurred, without incurring liability to the Company or to anyone else for any action taken or omitted to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

5.5 To the extent that the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of the Escrowed Funds, or any payment made hereunder, the Escrow Agent may pay such taxes; and the Escrow Agent may withhold from any payment to the Company (but not from any partial liquidated damages paid to Investors) of the Escrowed Funds such amount as the Escrow Agent estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. The Escrow Agent shall be indemnified and held harmless by the Company against any liability for taxes and for any penalties in respect of taxes, on such investment income or payments in the manner provided in Section 5.6.

5.6 The Escrow Agent will be indemnified and held harmless by the Company from and against all expenses, including all counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or proceedings involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, except for claims resulting from the gross negligence or willful malfeasance of the Escrow Agent or breach of this Agreement by the Escrow Agent, or the monies or other property held by it hereunder. Promptly after the receipt of the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof is to be made against the Company, notify it thereof in writing, but the failure by the Escrow Agent to give such notice shall not relieve any such party from any liability which the Company may have to the Escrow Agent hereunder.

5.7 For purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Escrow Agent, and all costs and expenses, including, but not limited to, counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

6. Resignation of Escrow Agent. The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the Company and the Investors at least ten (10) Business Days written notice thereof (the “Notice Period”). As soon as practicable after its resignation, the Escrow Agent shall, if it receives notice from the Company within the Notice Period, turn over to a successor escrow agent appointed by the Company all Escrowed Funds (less such amount as the Escrow Agent is entitled to retain pursuant to Section 8) upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new agent is so appointed within the Notice Period, the Escrow Agent shall return the Escrowed Funds to or as directed by the Investors who delivered the same, without interest or deduction with the understanding that such Escrowed Funds will continue to be subject to the provisions of this Agreement.

7. Form of Payments by Escrow Agent.

7.1 Any payments of the Escrowed Funds by the Escrow Agent pursuant to the terms of this Agreement shall be made by wire transfer unless directed to be made by check by the receiving party.

7.2 All amounts referred to herein are expressed in United States Dollars (US$) and all payments by the Escrow Agent shall be made in such dollars.

8. Compensation. Escrow Agent shall be entitled to the following compensation from the Company (it being understood that no Investor shall be responsible to pay the Escrow Agent any compensation or fees hereunder):

8.1 Documentation Fee: The Company shall pay a documentation fee to the Escrow Agent of $[ ].

9. Notices. All notices, requests, demands, and other communications provided herein shall be in writing, shall be delivered by hand or by first-class mail, shall be deemed given when received and shall be addressed to parties hereto at their respective addresses All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by facsimile (followed by first-class mail), by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below.

If to Investors:

To the address set forth on the signature pages hereto.

If to the Company:

First Growth Investors, Inc.
301 Hailong Street
Hanting District, Weifang, Shandong Province
People's Republic of China 261101
Facsimile: 86-536-7363788
Attn.: President
Email: zhangjinhua1688@126.com

With a copy to:

Heller Ehrman LLP
35th Floor
One Exchange Square
8 Connaught Place
Central, Hong Kong
Facsimile: +852 2292 2200
Email:Simon.Luk@hellerehrman.com
Attn.: Simon Luk, Esq.

If to Escrow Agent:

Tri-State Title & Escrow, LLC
360 Main Street
P.O. Box 391
Washington, VA 22747
Attention: Johnnie L. Zarecor
Telephone: (540) 675-2155 Fax: (540) 675-3155
Email escrow@tristatetitle.net

10. Further Assurances. From time to time on and after the date hereof, the Company shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

11. Miscellaneous.

11.1 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms “hereby,” “hereof,” “hereunder,” and any similar terms, as used in this Agreement, refer to the Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The word “person” shall mean any natural person, partnership, corporation, government and any other form of business of legal entity. All words or terms used in this Agreement, regardless of the number or gender in which they were used, shall be deemed to include any other number and any other gender as the context may require. This Agreement shall not be admissible in evidence to construe the provisions of any prior agreement.

11.2 This Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of the Majority in Interest of the Investors. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only with the prior consent of the Company and the Majority in Interest of the Investors. An Investor may assign its rights under this Agreement without any consent from any other party. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company and the Majority in Interest of the Investors. This Agreement is binding upon and intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

11.3 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any party. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any such proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

11.4 The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms thereof. This Agreement may be executed in a number of counterparts, by facsimile, each of which shall be deemed to be an original as of those whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all the parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

TRI-STATE TITLE & ESCROW, LLC

By: /s/ Guy W. Turner
Name: Guy W. Turner Title: President

FIRST GROWTH INVESTORS, INC.

By: /s/Gao Zhentao
Name: Gao Zhentao Title: Director

NAME OF INVESTOR:

Dehua Qian

By:	/s/ Dehua Qian
Name: Dehua Qian
Title:

Westpark Capital, L. P.

By:	/s/ Patrick J. Brosnahan
Name: Patrick J. Brosnahan
Title: General Partner

Liping Gu

By:	/s/ Liping Gu
Name: Liping Gu
Title:

Ruoling Wang

By:	/s/ Ruoling Wang
Name: Ruoling Wang
Title:

Wu Mijia

By:	/s/ Wu Mijia
Name: Wu Mijia
Title:

Ancora Greater China Fund, LP

By:	/s/ John Micklitsch
Name: John Micklitsch
Title: Managing Partner

Atlas Allocation Fund, L.P.

By:	/s/ Robet H Alpert
Name: Robet H Alpert
Title: President

Howard H. Lu

By:	/s/ Howard H. Lu
Name: Howard H. Lu
Title:

Investment Hunter, LLC

By:	/s/ Gary Evans
Name: Gary Evansrt
Title: Manager

BLACK RIVER COMMODITY SELECT FUND LTD.

By:	/s/ Guilherme Schmidt
Name: Guilherme Schmidt
Title: Principal

BLACK RIVER SMALL CAPITALIZATION FUND LTD.

By:	/s/ Guilherme Schmidt
Name: Guilherme Schmidt
Title: Principal

Chestnut Ridge Partners, LP

By:	/s/ Kenneth Holz
Name: Kenneth Holz
Title: CFO

Guerrilla Partners LP

By:	/s/ Leigh S. Curry
Name: Leigh S. Curry
Title: Managing director

Southwell Partners, L.P.

By:	/s/ Wilson S. Jaegli
Name: Wilson S. Jaegli
Title: Managing Director

Kevin B Halter Jr.

By:	/s/ Kevin B Halter Jr.
Name: Kevin B Halter Jr.
Title:

Octagon Capital Partners

By:	/s/ Steven Hart
Name: Steven Hart
Title: General Partner

Guerrilla Partners LP

By:	/s/ Leigh S. Curry
Name: Leigh S. Curry
Title: Managing director

Pinnacle China Fund L.P.

By:	/s/ Barry M. Kitt
Name: Leigh S. Curry
Title: Managing director

Pinnacle Fund, L.P.

By:	/s/ Leigh S. Curry
Name: Leigh S. Curry
Title: Managing director

Straus Partners, LP

By:	/s/ Andrew Marks
Name: Andrew Marks
Title: CFO

Straus-GEPT Partners, LP

By:	/s/ Andrew Marks
Name: Andrew Marks
Title: CFO

EXHIBIT A

PARTIES TO AGREEMENT

Schedule 1